    As filed with the Securities and Exchange Commission on July 24, 1997.

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________

                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            _______________________

                        SYBRON INTERNATIONAL CORPORATION
             (Exact name of Registrant as specified in its charter)


          WISCONSIN                                              22-2849508
 (State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)


                           411 EAST WISCONSIN AVENUE
                          MILWAUKEE, WISCONSIN  53202
                                 (414) 274-6600
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)


                                                             WITH A COPY TO:
             R. JEFFREY HARRIS                              BRUCE C.DAVIDSON
VICE PRESIDENT - GENERAL COUNSEL AND SECRETARY               QUARLES & BRADY
     SYBRON INTERNATIONAL CORPORATION                    411 EAST WISCONSIN AVE.
        411 EAST WISCONSIN AVENUE                         MILWAUKEE, WI  53202
           MILWAUKEE, WI 53202                               (414) 277-5000
             (414) 274-6600

                    (Name, address, including zip code, and telephone
                     number, including area code, of agent for service)


                            _______________________


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or from time to time after the effective date of this Registration Statement as the Selling Shareholders shall determine in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

  TITLE OF EACH                                 PROPOSED MAXIMUM             PROPOSED MAXIMUM
CLASS OF SECURITIES        AMOUNT TO BE          OFFERING PRICE                 AGGREGATE              AMOUNT OF
 TO BE REGISTERED           REGISTERED            PER SHARE (1)             OFFERING PRICE (1)      REGISTRATION FEE
Common Stock, par value
$0.01 per share . . . . .   523,618 shares          $40.46875                  $21,190,166               $6,422

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices for the Registrant's Common Stock on the New York Stock Exchange Composite Tape on July 17, 1997.

                            _______________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED JULY 24, 1997


                                 523,618 SHARES

                        SYBRON INTERNATIONAL CORPORATION

                                  COMMON STOCK

        This Prospectus relates to 523,618 shares of common stock, par value $0.01 per share ("Common Stock"), of Sybron International Corporation, a Wisconsin corporation (the "Company"). Such shares were originally issued in connection with the merger of National Scientific Company, a Georgia corporation ("National"), with a wholly-owned subsidiary of the Company formed for that purpose and a related purchase of real estate used in National's operations. National supplies the laboratory industry with a complete line of autosampler vials, seals, and accessories for chromatography analysis. The shares of Common Stock to which this Prospectus relates (the "Shares") have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the holders thereof (the "Selling Shareholders") in order to permit the public sale or other distribution of the Shares. See "Selling Shareholders and Plan of Distribution."

        The Shares may be sold from time to time by the Selling Shareholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The Company will receive no portion of the proceeds of the sale of the Shares and will bear the expense incident to the registration of the Shares. The Selling Shareholders, however, will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of the Shares. See "Selling Shareholders and Plan of Distribution."

        The Common Stock is listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "SYB". On July 17, 1997, the last reported sale price of the Common Stock on the NYSE was $40.50.

   SEE "CERTAIN CONSIDERATIONS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY
                            PROSPECTIVE INVESTORS.


                       __________________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ___________________________________


             THE DATE OF THIS PROSPECTUS IS _______________, 1997.

      [RED HERRING LEGEND TO BE PRINTED IN LEFT MARGIN OF OUTSIDE FRONT COVER OF PRELIMINARY PROSPECTUS.]

INFORMATION HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company has been an electronic filer with the Commission since May 1996; the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). The Company's securities are listed on the New York Stock Exchange and the Company's registration statements, reports, proxy and information statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This Prospectus, which constitutes a part of the registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained or incorporated herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-11091) are incorporated by reference in this Prospectus: (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1996; (b) Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1996 and March 31, 1997; (c) Current Report on Form 8-K dated April 25, 1997; and (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B dated January 13, 1994, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents). Requests should be directed to the Company, at its principal executive offices, at 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Tricia Mintzlaff, Investor Relations (telephone: (414) 274-6600).

        This Prospectus and the documents incorporated by reference herein may contain forward-looking statements made by or on behalf of the Company. Such statements are based upon management's expectations at the time they are made and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. The words "anticipate", "believe", "estimate", "expect", "project", "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause the Company's actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption "Cautionary Factors" in the Company documents incorporated herein by reference.

                                  THE COMPANY

        The Company is a leading manufacturer of value-added products for the laboratory and professional orthodontic and dental markets in the United States and abroad. The Company's laboratory business provides plastic labware, microscope slides, diagnostic products, consumables, temperature control apparatus and water purification systems to industrial, academic, clinical, governmental and biotechnology laboratories. The Company's orthodontic and dental businesses provide orthodontic appliances and related products to orthodontists and a diversified line of consumable products to dentists. The Company has been pursuing a growth strategy designed to increase sales and enhance operating margins. Elements of that strategy include emphasis on product line extensions, new product introductions, selective acquisitions and international growth. The Company's net sales have increased from $383 million in fiscal year 1992 to $674 million in fiscal year 1996. In fiscal year 1996, foreign and United States export sales represented approximately 36% of the Company's net sales.

        The Company's laboratory business is operated through three subsidiaries and their affiliates. Nalge Nunc International Corporation develops, manufactures, and markets a diversified line of reusable and disposable plastic labware, high quality bio-pharmaceutical packaging products, recreational containers, industrial products such as plastic tubing, sanitary tubing and fittings, and environmental testing containers. Erie Scientific Company develops, manufactures, and markets microscope slides, cover glass, diagnostic products and consumables used in clinical laboratories and thin glass mirrors. Barnstead Thermolyne Corporation develops, manufactures and markets precision heating, stirring, measuring, analytical and temperature control apparatus, sterilizing equipment, and water purification systems to industrial, clinical, academic, governmental and biotechnology laboratories, and to dental offices.

        The Company's orthodontic and dental businesses are operated through Sybron Dental Specialties, Inc., its two subsidiaries and their affiliates. Ormco Corporation develops, manufactures and markets a broad line of orthodontic appliances including bands, brackets, wire, adhesives, and ancillary equipment used during the course of orthodontic treatment. Kerr Corporation develops, manufactures and markets a broad range of consumable products for use in restorative, prosthetic, and endodontic dentistry.

        The Company's principal executive offices are located at 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202; its telephone number is (414) 274-6600.

                             CERTAIN CONSIDERATIONS

        Prospective purchasers of the Common Stock offered hereby should consider carefully the information set forth below as well as the other information set forth or incorporated by reference in this Prospectus.

LEVERAGE

        The Company and its domestic subsidiaries are parties to a credit agreement (as amended from time to time, the "Credit Agreement") with The Chase Manhattan Bank ("Chase") and certain other lenders providing for a term loan facility of $300 million (the "Term Loan Facility") and a revolving credit facility of $600 million (the "Revolving Credit Facility") (collectively, the "Credit Facilities"). As of April 25, 1997, the Company had outstanding borrowings of $300 million pursuant to the Term Loan Facility and had approximately $205 million available under the Credit Facilities.

        On December 22, 1988, as part of the permanent financing for the leveraged buyout in 1987 of a company known at the time as Sybron Corporation, the Company entered into a sale and leaseback of its principal domestic facilities (the "Sale/Leaseback"). The annual obligation under the Sale/Leaseback is currently $3.3 million, payable monthly. On the fifth anniversary of the leases and every five years thereafter (including renewal terms), the rent is increased by the percentage equal to 75% of the percentage increase in the Consumer Price Index over the preceding five years. The percentage increase to the rent in any five-year period is capped at 15%. The next adjustment will occur on January 1, 1999.

        The Credit Facilities provide for an annual interest rate, at the option of the Company, equal to (a) the higher of (i) the rate from time to time publicly announced by Chase in New York City as its prime rate, (ii) the federal funds rate plus 1/2 of 1%, and (iii) the base CD rate plus 1%, or (b) the London interbank offered rate plus 1/2% to 7/8% (the "LIBOR Margin") depending upon the level of certain financial ratios, or (c) with respect to the Revolving Credit Facility, the rate set by a competitive bid process among the parties to the Revolving Credit Facility. For the quarter ended March 31, 1997, the average interest rate on the Term Loan Facility (inclusive of the swap agreements described below) was 6.2% and the average interest rate on the Revolving Credit Facility was 6.3%. On July 31, 1997 the Company will begin to repay principal on the Term Loan Facility in 21 consecutive quarterly installments. Annual payments are due as follows: $8.75 million in fiscal 1997; and $35 million, $36.25 million, $42.5 million, $53.75 million, and $123.75 million in fiscal years 1998 through 2002, respectively.

        As a result of the terms of the Credit Agreement and the agreement which governed the Company's previous credit facilities, the Company has been and continues to be sensitive to a rise in interest rates. In order to reduce its sensitivity to interest rate increases, prior to December 31, 1996 the Company entered into five interest rate swap agreements, with rates ranging from 5.17% to 5.64% and notional amounts of $50 million each, to hedge against a rise in interest rates. On May 7, 1997 the Company entered into a sixth swap agreement, at a rate of 6.5875% with a notional amount of $75 million. The net interest rate paid by the Company is approximately equal to the sum of the swap agreement rate plus the applicable LIBOR Margin. During the second quarter of fiscal 1997, the LIBOR Margin was .75%.

         Payment of principal and interest with respect to the Credit Facilities and the Sale/Leaseback are anticipated to be the Company's largest use of operating funds in the future. The Company will also require capital to fund acquisitions, working capital requirements, capital expenditures, restructuring expenditures, other liabilities and periodic expansion of facilities. To the extent available, funds provided by operations and short-term borrowings under the Revolving Credit Facility will be used for these purposes. If such funds are not available, particularly with respect to the Company's acquisition strategy, the Company will have to raise additional capital.

         The Credit Agreement contains numerous financial and operating covenants, including, among other things, restrictions on investments, requirements that the Company maintain certain financial ratios, restrictions on the ability of the Company and its subsidiaries to incur indebtedness or to create or permit liens or to pay cash dividends (as described in greater detail under "Restrictions on Cash Dividends" below), and limitations on incurrence of additional indebtedness. The Credit Agreement permits the Company to make acquisitions provided the Company continues to satisfy all financial covenants upon any such acquisition. The ability of the Company to meet its debt service requirements and to comply with such covenants is dependent upon the Company's future performance, which is subject to financial, economic, competitive and other factors affecting the Company, many of which are beyond its control.

RESTRICTION ON CASH DIVIDENDS

         The Credit Agreement restricts the Company's ability to pay cash dividends in excess of $50 million plus 50% of the defined consolidated net income of the Company for each fiscal quarter ending after June 30, 1995, less any dividends paid after June 22, 1994. The Company has no current intention to pay cash dividends on its Common Stock.

RELIANCE ON KEY DISTRIBUTORS

         A substantial portion of the Company's sales of laboratory products is made through the major independent distributors, which historically have been Fisher Scientific ("Fisher"), VWR Scientific ("VWR"), Baxter Scientific Products ("Baxter") and Curtin Matheson Scientific, Inc. ("CMS"). These major distributors experienced significant consolidation in 1995, with Fisher acquiring CMS and VWR acquiring the industrial products division of Baxter. Because of the significance of the Company's sales to these major laboratory distributors, the loss of any one of them (now Fisher, VWR and Allegiance Corp., the successor to the clinical products division of Baxter) could have a materially adverse affect on the Company's business. The Company's operating subsidiaries in the laboratory segment do not have any contractual relationships with such distributors. However, those subsidiaries have long-standing relationships with these distributors and, in certain cases, their predecessors. Although not to the same extent as the laboratory segment, Kerr Corporation ("Kerr"), one of the Company's dental businesses, also sells through distributors. The loss of certain of Kerr's distributors could have a materially adverse effect on the Company's results of operations or financial condition.

RISKS ATTENDANT TO FOREIGN OPERATIONS

         The Company conducts its business in numerous foreign countries and as a result is subject to risks of fluctuations in exchange rates of various foreign currencies and other risks associated with foreign trade, such as: foreign trade, monetary and fiscal policies; laws, regulations and other activities of foreign governments, agencies and similar organizations; and risks associated with having major manufacturing facilities located in countries, such as Mexico, Hungary and Italy, which have historically been less stable than the United States in several respects, including fiscal and political stability. The financial position and the results of operations from substantially all of the Company's international operations, other than most United States export sales, are measured using the local currency of the countries in which such operations are conducted and are translated into United States dollars. While the reported income of foreign subsidiaries will be impacted by a weakening or strengthening of the United States dollar in relation to a particular local currency, the effects of foreign currency fluctuations are partially mitigated by manufacturing costs and other expenses of foreign subsidiaries that are generally incurred in the same currencies in which sales are generated. Such effects of foreign currency fluctuations are also mitigated by the fact that such subsidiaries' operations are conducted in numerous foreign countries and, therefore, in numerous foreign currencies. In addition, the Company's United States export sales may be impacted by foreign currency fluctuations to the relative value of the United States dollar as foreign customers may adjust their level of purchases upward or downward according to the weakness or strength of the United States dollar. From time to time, management may employ currency hedges to mitigate the impact of foreign currency fluctuations. If currency hedges are not employed, the Company is potentially exposed to earnings volatility as a result of foreign currency fluctuations. The Company has decided not to employ foreign currency hedges at this time.

ACQUISITION STRATEGY

         Since July 1993, when the Company expanded its strategy of growth through acquisitions, the Company and its operating subsidiaries have made forty acquisitions in the United States and abroad, including ten completed in fiscal 1996 and eleven completed in fiscal 1997 through July 1, 1997. Eighty-three percent (83%) and seventy-eight percent (78%) of the Company's sales growth for the fiscal year ended September 30, 1996 and the six-month period ended March 31, 1997, respectively, came from acquisitions. It is currently the Company's intent to continue to pursue its acquisition strategy. If acquisitions continue at the Company's historical pace, the Company may require financing beyond the capacity of its Credit Facilities. The Company's ability to continue its acquisition strategy is subject to a number of uncertainties, including but not limited to its ability to raise capital beyond the capacity of its Credit Facilities or to use the Company's stock for acquisitions, the cost of the capital required to effect the

Company's acquisition strategy, the availability of suitable acquisition candidates at reasonable prices, the ability of the Company to realize the synergies expected to result from acquisitions, and the ability of existing Company personnel to efficiently handle increased transitional responsibilities resulting from acquisitions.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders hereunder. The Company will pay all expenses related to the registration of the Shares.

                              SELLING SHAREHOLDERS
                            AND PLAN OF DISTRIBUTION

         Based upon information provided by the Selling Shareholders, the following table sets forth the aggregate number of shares of Common Stock beneficially owned by each Selling Shareholder as of July 1, 1997, the aggregate number of shares of Common Stock registered hereby that each Selling Shareholder may offer and sell pursuant to this Prospectus and the aggregate number of shares of Common Stock each Selling Shareholder would have owned as of July 1, 1997, if all shares registered for resale hereunder were sold. Because the Selling Shareholders may sell all or a portion of the Shares registered hereby at any time and from time to time after the date hereof, the number of shares of Common Stock that each Selling Shareholder shall retain upon completion of the offering to which this Prospectus relates cannot be stated with certainty. To the knowledge of the Company, none of the Selling Shareholders has had or has any material relationship with the Company except as set forth in the footnotes to the following table and as more fully described elsewhere in this Prospectus (including the information incorporated by reference in this Prospectus).


                                                                                            NUMBER OF SHARES
                                                                                            BENEFICIALLY OWNED
                                              NUMBER OF SHARES     NUMBER OF SHARES         IF ALL SHARES
                                              BENEFICIALLY         REGISTERED FOR           REGISTERED
                                              OWNED AS OF          POTENTIAL RESALE         HEREUNDER WERE
                                              JULY 1, 1997         HEREUNDER (a)            SOLD
          NAME OF SELLING SHAREHOLDER
          Barney Siegel (b)                         261,809                  261,809                       0

          Barbara Siegel (c)                        261,809                  261,809                       0

                TOTAL                                                        523,618


_________________

(a) The Shares to which this Prospectus relates were issued in connection with the merger of National Scientific Company, a Georgia corporation ("National"), with a wholly-owned subsidiary of the Company formed for that purpose (the "Merger") and a related purchase of real estate used in National's operations. National supplies the laboratory industry with a complete line of autosampler vials, seals, and accessories for chromatography analysis. Pursuant to a registration rights agreement executed with the Selling Shareholders as part of that transaction (the "Registration Rights Agreement"), the Company agreed to register the Shares for resale hereunder. Of the 261,809 Shares registered for resale by each Selling Shareholder, 25,375 Shares are held in escrow by The Bank of New York pursuant to an escrow agreement entered into in connection with the Merger (the "Escrow Agreement"). Provided the Escrow Agreement is then still in effect, upon sale hereunder of any of such escrow Shares, the proceeds thereof shall be delivered to The Bank of New York to hold in accordance with the provisions of the Escrow Agreement.

(b) Prior to the Merger, Barney Siegel was the President and a director of National. In addition, Mr. Siegel owned one-half of all of the issued and outstanding capital stock of National prior to the Merger. Mr.

         Siegel is married to Barbara Siegel, the other Selling Shareholder.
         In connection with the Merger, Mr. Siegel assumed the position of Vice President, Business Development of National Scientific Company, a Wisconsin corporation which was the surviving corporation in the Merger and is a wholly-owned subsidiary of the Company.

(c) Prior to the Merger, Barbara Siegel was the Secretary, Treasurer and a director of National. In addition, Ms. Siegel owned one-half of all of the issued and outstanding capital stock of National prior to the Merger. Ms. Siegel is married to Barney Siegel, the other Selling Shareholder.

         The Selling Shareholders may sell any or all of the Shares through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers in one or more transactions on the NYSE, in the over-the-counter market, or in privately negotiated transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Such underwriters, dealers, brokers or other agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and may receive commissions from the purchasers of the Shares for whom they act as agent.

         Any Selling Shareholder and any dealer, broker or other agent selling Shares for the Selling Shareholders or purchasing any Shares from a Selling Shareholder for purposes of resale may be deemed to be an underwriter under the Securities Act and any profit from the sale of the Shares or any compensation received by such Selling Shareholder, dealer, broker or other agent may be deemed underwriting compensation. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder and any other Selling Shareholder, underwriter, dealer, or broker or other agent.

         To comply with certain states' securities laws, if applicable, the Shares may be sold in such states only through brokers or dealers.

         The Company will pay the expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement. The Company, however, will not pay for any expenses, fees, commissions or discounts of underwriters, dealers or agents, which will be paid by the Selling Shareholders.

         Under agreements which may be entered into by the Company and/or the Selling Shareholders, underwriters, dealers and agents who participate in the distribution of Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereto. The Company committed to provide indemnification or contribution, under certain circumstances, in the Registration Rights Agreement. Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for the Company, its affiliates or the Selling Shareholders in the ordinary course of business.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to any Company Common Stock for the period beginning one business day prior to the determination of the offering price and ending upon completion of the Selling Shareholder's participation in the distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Shares.

                                    EXPERTS

         The consolidated financial statements and financial statement schedule of the Company as of September 30, 1995 and 1996, and for each of the years in the three-year period ended September 30, 1996, included in the Company's Annual Report on Form 10-K for the year ended September 30, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

Any financial statements hereafter incorporated by reference in the Registration Statement that have been audited and are the subject of a report by independent accountants will be incorporated herein by reference in reliance upon such reports and upon the authority of such firms as experts in auditing and accounting to the extent covered by consents filed with the Commission.

                                 LEGAL MATTERS

         Certain legal matters in connection with the Shares offered hereby will be passed upon for the Company by R. Jeffrey Harris, Esq., General Counsel to the Company. Mr. Harris is an officer and employee of the Company and owned, as of July 1, 1997, directly and beneficially, less than 1% of the Company Common Stock outstanding as of such date.

                                    PART II.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses payable by the Registrant in connection with this Registration Statement. All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

     Filing Fee- Securities and Exchange Commission . . . . . . . . .$   6,422
     Fees and Expenses of Accountants . . . . . . . . . . . . . . . .    1,000
     Fees and Expenses of Counsel . . . . . . . . . . . . . . . . . .    7,000
     Miscellaneous Expenses . . . . . . . . . . . . . . . . . . . . .    1,000
                                                                     ---------
             Total  . . . . . . . . . . . . . . . . . . . . . . . .  $  15,422
                                                                     =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

         Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

         Article VIII of the Registrant's Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Furthermore, certain officers of the Registrant are also officers of subsidiaries of the Registrant and, as a result, such officers may be entitled to indemnification pursuant to provisions of such subsidiaries' governing corporate laws, articles of incorporation and bylaws. The Registrant has also executed an indemnity agreement with each of its directors and certain of its officers which provides certain indemnity rights to such individuals.

         Directors and officers of the Registrant are covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

ITEM 16.  EXHIBITS.

         See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i)     To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act of
                                  1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                          provided, however, that paragraphs (a)(1)(i) and
                          (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * *

         (h) Reference is made to the indemnification provisions referred to in Item 15 of this Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on July 24, 1997.

                                        SYBRON INTERNATIONAL CORPORATION
                                        (Registrant)


                                        By: /s/ KENNETH F. YONTZ
                                            --------------------------------
                                            Kenneth F. Yontz
                                            Chairman of the Board, President
                                            and Chief Executive Officer


                               __________________

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth F. Yontz, Dennis Brown and R. Jeffrey Harris, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                               __________________

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.*


SIGNATURE                               TITLE


/s/ KENNETH F. YONTZ                 Chairman of the Board, President
---------------------                and Chief Executive Officer and Director
Kenneth F. Yontz                     (Principal Executive Officer of
                                     the Registrant)



/s/ DENNIS BROWN                     Vice President - Finance, Chief Financial
---------------------                Officer and Treasurer (Principal Financial
Dennis Brown                         Officer and Principal Accounting Officer of
                                     the Registrant)



/s/ DON H. DAVIS, JR.                Director
---------------------
Don H. Davis, Jr.

/s/ ROBERT B. HAAS                   Director
---------------------
Robert B. Haas


/s/ THOMAS O. HICKS                  Director
---------------------
Thomas O. Hicks


/s/ WILIAM U. PARFET                 Director
---------------------
William U. Parfet


/s/ JOE L. ROBY                      Director
---------------------
Joe L. Roby


/s/ RICHARD W. VIESER                Director
---------------------
Richard W. Vieser

                 *Each of these signatures is affixed as of July 24, 1997.

                        SYBRON INTERNATIONAL CORPORATION
                               (THE "REGISTRANT")
                         (COMMISSION FILE NO. 1-11091)

                                 EXHIBIT INDEX
                                       TO
                        FORM S-3 REGISTRATION STATEMENT



EXHIBIT                                                        INCORPORATED HEREIN BY
NUMBER           DESCRIPTION                                        REFERENCE TO                    FILED HEREWITH
 4.1      Articles of Incorporation of the              Exhibit B to the 1994 Annual
          Registrant                                    Meeting Proxy Statement of
                                                        Sybron Corporation dated
                                                        December 17, 1993 (the "1994
                                                        Proxy Statement")*

 4.2      Bylaws of the Registrant                      Exhibit C to the 1994 Proxy
                                                        Statement

 5        Opinion of Counsel                                                                                X

23.1      Consent of KPMG Peat Marwick LLP                                                                  X

23.2      Consent of Counsel                                                                      Contained in Exhibit 5

24        Powers of Attorney
                                                                                               Contained on Signatures Page
                                                                                               to this Registration Statement

99        Registration Rights Agreement                                                                     X

_________________

         * The Registrant is the successor issuer to Sybron Corporation (Commission File No. 1-11091) in a Delaware-to-Wisconsin change-of-domicile merger effected January 31, 1994.



                                     EI-I